EXHIBIT 23




The Board of Directors
CFSB Bancorp, Inc.


We consent to incorporation by reference in the registration (Nos. 33-37440 and 33078164) on Form S-8s of CFSB Bancorp, Inc. of our report dated January 21, 1997, relating to the consolidated statements of financial condition of CFSB Bancorp, Inc. and subsidiary as of December 31, 1996, and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of CFSB Bancorp, Inc.



/s/ KPMG Peat Marwick LLP




Lansing, Michigan
March 18, 1997